Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-03

Southwestern Public Service Company

(a New Mexico corporation)

$450,000,000 3.70% FIRST MORTGAGE BONDS, SERIES NO. 5 DUE 2047

Issuer:	Southwestern Public Service Company (a New Mexico corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A2 (Stable)/A (Stable)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Principal Amount:	$450,000,000

Pricing Date:	August 2, 2017

Settlement Date:	August 9, 2017 (T+5)

Maturity Date:	August 15, 2047

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing on February 15, 2018

Reference Benchmark Treasury:	3.00% due February 15, 2047

Benchmark Treasury Price / Yield:	102-30 /2.852%

Re-offer Spread:	+88 bps

Re-offer Yield:	3.732%

Coupon:	3.70%

Price to Public:	99.425% of principal amount

Net Proceeds to Issuer:	$443,475,000 (before transaction expenses)

Optional Redemption Provisions:

Make-Whole Call:	Prior to February 15, 2047 (the par call date), T +15 bps (calculated to the par call date)

Par Call:	On or after February 15, 2047 at par

CUSIP/ISIN:	845743 BR3/ US845743BR32

Minimum Denominations:	$1,000

Joint Book-Running Managers:	KeyBanc Capital Markets Inc. Mizuho Securities USA LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling KeyBanc Capital Markets Inc., toll free at 1-866-227-6479, Mizuho Securities USA LLC, toll free at 1-866-271-7403, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC, toll free at 1-800-645-3751.